Exhibit 99.13

Consent of Director Nominee

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-4 of AMEC plc and any amendments and supplements thereto, as a nominee to the board of directors of AMEC plc and to the filing of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

/s/ Stephanie S. Newby

Name:	Stephanie S. Newby

Date:	October 2, 2014